Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

WEBEX COMMUNICATIONS, INC.

at

$57.00 Net Per Share

by

WONDER ACQUISITION CORP.

a wholly-owned subsidiary

of

CISCO SYSTEMS, INC.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated March 27, 2007 (which, together with any amendments or supplements thereto, collectively constitute the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Wonder Acquisition Corp., a Delaware corporation (the “Purchaser”), and wholly-owned subsidiary of Cisco Systems, Inc., a California corporation (“Cisco”), to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of WebEx Communications, Inc., a Delaware corporation (“WebEx”). The Offer is being made in connection with the Agreement and Plan of Merger, dated March 15, 2007, by and among the Purchaser, Cisco and WebEx (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable after consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into WebEx, and WebEx will become a wholly-owned subsidiary of Cisco (the “Merger”). We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $57.00 per Share, net to you in cash without interest thereon, less any required withholding taxes;

2. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Monday, April 23, 2007 (which is the end of the day on April 23, 2007), unless the Offer is extended pursuant to the Merger Agreement (as extended, the “Expiration Date”);

3. The Offer is conditioned upon, among other things: (i) the condition (the “Minimum Condition”) that there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares of WebEx which, together with the Shares then owned by Cisco and its subsidiaries (including the Purchaser) (if any), represents at least a majority of the outstanding Shares (determined on a fully-diluted basis for all outstanding stock options, stock appreciation rights, restricted stock units and any other rights to acquire Shares that will not have vested at any time prior to September 28, 2007); and (ii) the expiration or termination of any waiting period (and any extension thereof) applicable to the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the obtainment of any other approvals applicable to the Merger under the antitrust, competition or merger control laws of Germany and Austria (or in lieu thereof under the European Community Merger Regulation), in each case without any condition or requirement calling for any Divestiture (as defined in Section 13 of the Offer to Purchase). If any of the conditions are not satisfied at or prior to the Expiration Date, the Purchaser (a) will not be required to accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), pay for Shares that are tendered in the Offer, and (b) may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any Shares that are tendered in the Offer. Cisco or the Purchaser may waive any of the conditions to the Offer, except for the Minimum Condition, which may be waived only with the prior written consent of WebEx. The Offer is not conditioned upon Cisco or the Purchaser obtaining financing; and

4. Any stock transfer taxes applicable to the sale of the Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company of New York (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

WebEx Communications, Inc.

by Wonder Acquisition Corp.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated March 27, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Wonder Acquisition Corp. to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of WebEx Communications, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered	SIGN BELOW

Shares[1]

Signature(s)

Name(s)

Dated , 2007.
Address(es)

(Zip Code)

[1]	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.